Where Food Comes From Inc. 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE            NEWS
September 17, 2013                    OTCQB: WFCF

Where Food Comes From® Acquires Controlling Interest in Validus Ventures’ Auditing Business – A Leading Third Party Verifier of Animal Welfare and Other Production Practices Covering Pork, Poultry and Dairy

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (WFCF) (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the trusted resource for third party verification of food production practices, today announced it has acquired for cash and stock a 60% interest in the auditing business of Validus Ventures, LLC.

Based in Urbandale, IA, Validus is the U.S. leader in independent certification of socially responsible production practices covering pork, poultry and dairy products.  The Company provides audits and assessments to producers in order to verify responsible animal welfare, environmental, on-farm security, and worker care production practices. Validus is an ISO 9001: 2008 certified company, with more than 10 years of on-farm auditing experience.

In addition to providing services to over 3,000 producer and food-related customers throughout the U.S., Validus is the exclusive third-party verifier for the National Milk Producers Federation’s National Dairy FARM Animal Care program, and the exclusive auditor for the United Egg Producers’ 5 Star Food Safety Program.  Validus also audits and verifies approximately 50% of the pork industry’s market pigs in the area of animal welfare production practices.

“This strategic acquisition positions Where Food Comes From at the forefront of food verification in the beef, pork, poultry, dairy, and organic industries – helping us to better service producers, packers, distributors, retailers and restaurants seeking verification of food production practices,” said John Saunders, WFCF CEO.  “The tremendous synergies between our companies will translate into added value for our combined customer bases and a comprehensive services portfolio that will enable us to bundle solutions to keep costs competitive for our customers.”

“Our mission at Validus has been to provide on-farm assessments and audits ensuring that production practices meet or exceed brand expectations in the marketplace – which dovetails nicely with the service base and philosophy of Where Food Comes From,” said Earl Dotson, CEO of Validus.  “By combining our resources, we believe we can deliver an enhanced set of services that add greater value to our customers and further our goal of bringing true transparency to the food industry that consumers are demanding.”

As part of the transaction, the assets of Validus’ auditing operations were transferred into a newly formed company – Validus Verification Services, LLC (“VVS”) – which will be 60% owned by Where Food Comes From.  Dotson will serve as President and CEO of VVS.

The consulting and planning divisions of Validus will now be called Praedium Ventures, LLC, and will continue to focus on training and consultation on sustainability, crisis management and emergency action plan development, food safety including HACCP plan development and training, GAP analysis and environmental planning.

“Praedium will continue to support its clients through the creation of standard operating procedures and training and also work with clients to develop plans for land conservation,” said Dotson.  “Our clients should not see any changes in the high quality services we have provided and will continue to provide.  Praedium remains committed to helping the world feel good about farming.  We look forward to opportunities to partner with Where Food Comes From on projects in the future.” Dotson will also serve as President and CEO of Praedium Ventures, LLC.

About Where Food Comes From, Inc.
Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices.  The Company supports more than 9,000 farmers, ranchers, processors, retailers and restaurants with a wide variety of value-added services through their IMI Global (IMI) and International Certification Services, Inc. (ICS) verification divisions.  In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education.  Go to www.wherefoodcomesfrom.com for additional information.

About Validus Ventures, LLC
Validus Ventures, LLC is an ISO 9001: 2008 certified company with roots in on-farm auditing work. With concentration at the farm-level, their auditing services include animal welfare, environmental, on-farm security, and worker care for agriculture. Validus’ mission statement is to provide on-farm audits, planning, and consulting services, ensuring that production practices meet or exceed brand expectations in the marketplace. Visit www.validusservices.com for more information.

About Praedium Ventures, LLC
Praedium Ventures, LLC, formerly known as Validus Ventures, LLC, offers consulting, training and environmental planning services to help clients improve their farms and food-related businesses through the utilization of socially responsible, scientifically based and economically viable farming practices. For more information visit www.praediumventures.com

CAUTIONARY STATEMENT
This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about industry leadership; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace; the Company’s position at the forefront source verification in virtually every major category; the ability to translate synergies into added value for customers; the ability to bundle solutions to keep costs competitive and bring an enhanced set of services to customers; the Company’s claim of having the most complete solutions portfolio in the verification industry; the ability to bring true transparency to the food industry;  are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors.  Financial results for the third quarter and nine-month period are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Contacts:

Where Food Comes From, Inc.
John Saunders
Chief Executive Officer
303-895-3002

Leann Saunders
President
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Validus Verification Services LLC
Earl Dotson
Validus Verification Services
Chief Executive Officer
515-278-8002